Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUE OF $65.9 MILLION

EARNINGS PER SHARE OF $1.07

Westwood, MA –  April 4, 2018 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications, today announced financial results for the quarter ended February 28, 2018, its second quarter of fiscal 2018.

HIGHLIGHTS – Q2 2018 vs. Q2 2017

GAAP Financials

•	Revenue of $65.88 million, up $8.57 million, or 15%, from $57.31 million
•	Operating income of $11.35 million, down $1.56 million, or 12%, from $12.91 million
•	Net income of $10.12 million, up $1.74 million, or 21%, from $8.38 million
•	Earnings per diluted share (“EPS”) of $1.07, up $0.18, or 20%, from $0.89

Non-GAAP Financial Measures *

•	Adjusted diluted EPS of $1.10, up $0.23, or 26%, from $0.87
•	EBITDA of $16.46 million, down $0.12 million, or 1%, from $16.59 million
•	Adjusted EBITDA of $17.30 million, up $0.76 million, or 5%, from $16.54 million

HIGHLIGHTS – YTD Q2 2018 vs. YTD Q2 2017

GAAP Financials

•	Revenue of $127.79 million, up $9.13 million, or 8%, from $118.67 million
•	Operating income of $24.32 million, down $2.30 million, or 9%, from $26.61 million
•	Net income of $18.44 million, down $0.31 million, or 2%, from $18.75 million
•	EPS of $1.95, down $0.04, or 2%, from $1.99

Non-GAAP Financial Measures *

•	Adjusted diluted EPS of $1.97, up $0.08, or 4%, from $1.89
•	EBITDA of $32.68 million, down $2.32 million, or 7%, from $34.99 million
•	Adjusted EBITDA of $33.51 million, down $1.44 million, or 4%, from $34.96 million

*  Reconciliations of the non-GAAP financial measures to Chase’s GAAP financial results are included at the end of this release.  See also “Use of Non-GAAP Financial Measures” below.

Adam P. Chase, President and Chief Executive Officer, commented, “The Zappa Stewart acquisition was a key contributor in the second fiscal quarter, which is traditionally our weakest.  The acquisition provided a revenue boost, but margins were lower than we anticipate on a going-forward basis because of the $1.53 million non-cash, one-time inventory step-up charge we took during the quarter (2.8% gross margin impact for Industrial Materials for the quarter).  The Zappa Stewart transaction demonstrates our commitment to this important inorganic strategic element in achieving our long-term growth goals. Another inorganic item in the quarter that helped our net income was the sale of a license for composite manufacturing technology to an outside party. We also secured a royalty agreement with the sale, establishing a future revenue stream.

“A less favorable sales mix along with continued inflationary pressure on inputs eroded gross margins when compared to prior quarters.  Uncertainty over tariffs and impact on raw material costs and sales pricing will remain a challenge and we continue to act with recovery tactics that lag margin compression effects reflected in our results.  Structural cost reductions will be implemented to reduce excess capacity and overhead.”

Industrial Materials:

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2018	2017	2018	2017
Revenue	$55,267	$47,392	$105,252	$96,416
Cost of products and services sold	35,268	27,525	65,732	56,017
Gross Margin	$19,999	$19,867	$39,520	$40,399
Gross Margin % **	36%	42%	38%	42%

**Adjusted for inventory step up the GM% would be 39% for both the three- and six-month periods ended February 28, 2018

Mr. Chase continued, “The Industrial Materials segment revenue, which included $3.53 million in sales from our newly acquired superabsorbent polymers business, Zappa Stewart, increased over the prior year. Our pulling and detection and electronic and industrial coatings product lines continued their trends of organic growth. Throughout the first half of fiscal 2018, pulling and detection has seen increased demand from customers in the utility and telecommunication industries for both infrastructure build and large-scale repair projects. Electronic and industrial coatings’ sales increased on expanding automotive and appliance manufacturing industries. Our cable materials product line was again down for the quarter, but on a less sharp decline than seen in our first quarter.”

Construction Materials:

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
	2018	2017	2018	2017
Revenue	$10,608	$9,916	$22,540	$22,249
Cost of products and services sold	6,723	5,333	13,154	12,130
Gross Margin	$3,885	$4,583	$9,386	$10,119
Gross Margin %	37%	46%	42%	45%

“Our Construction Materials segment reversed the unfavorable sales trend seen in the first quarter, resulting in revenue increases over both the prior year periods” noted Mr. Chase. “Sales of both our domestically-produced oil and gas pipeline and U.K.-produced water and waste water pipeline products saw increases over the prior year benefiting from the rising price of oil and an easing of credit in the Middle East.  However, our bridge and highway products, which had a solid first quarter, did not surpass the prior year’s sales in the second quarter, and an overall unfavorable product mix affected the segment’s bottom line results. Market-addressing pricing tactics have been implemented, and we have effectively passed on cost increases in this segment and expect to respond as needed. We stand poised to excel in the second half of the year, our historically better sales period, as seasonal infrastructure build and repair work ramp up.”

Other matters affecting financial results

Kenneth J. Feroldi, Treasurer and Chief Financial Officer, added, “Our effective tax rates for the quarter and year-to-date periods were significantly impacted by two factors: The passage of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017, and our early adoption of ASU No. 2016-09 at the beginning of the prior year.

“The Tax Act lowered our rate by a net 12.6 percentage points for Q2 from our Q1 rate, the result of three important factors:

•	Discrete transitional tax expenses totaling $1.26 million for the provisional remeasurement of balance sheet tax items relating to net deferred tax assets and uncertain tax positions (FIN 48)
•	A one-time transitional tax benefit of $0.71 million for the remeasurement of Foreign Tax Earnings assertion (APB 23) under the new Toll Charge scheme
•	Application of the blended tax rate for Q2 and adjustment for the higher rate used in Q1 before enactment

“In addition, we recognized a discrete tax benefit related to stock-based compensation expense of $0.98 million.  This item, which is related to our application of ASU No. 2016-09 and was not related to the Tax Act, lowered our effective tax rate in Q2 a further 8.3 percentage points.

“These non-recurring expenses and benefits aside, Chase anticipates the lasting and ongoing changes brought about by the Tax Act will result in a lower overall effective tax rate than that historically experienced by the Company. Chase’s Federal statutory rate for fiscal 2018 is now based on a combination of four months of operations under the old 35% corporate income tax rate, and eight months at the new 21% rate, yielding a 25.7% blended Federal rate.  Going forward, in fiscal 2019 and beyond, we expect our all-in rate to be approximately 25%, depending on state income tax impact as states adjust to the new Federal rate.

“Due to the changes in the handling of foreign earnings and the new Toll Tax on those earnings, we have begun repatriating cash held in our U.K. affiliates.  This cash will be used to pay down debt created with the recent acquisition of Zappa Stewart.

“Additionally, the negative foreign currency transactional trend observed earlier in our fiscal year continued into Q2. This trend’s negative effects are amplified when compared to the gains recognized within Other income (expense) in the prior year-to-date period, resulting in a year-to-date $1.04 million swing from gain to loss. Current year losses result from the strengthening British pound sterling against the U.S. dollar. This affects our U.K.-based operations, who make U.S. dollar-denominated sales into the Middle East.”

Mr. Chase also commented, "Intelligently growing the business and reestablishing the superior margins obtained in the prior period through our core strategies remains (and will remain) our focus.

“Our balance sheet remains strong. As of February 28, 2018, the Company’s cash on hand was $44.14 million and our $150 million revolving credit facility had $95 million of additional availability. Given our cash balance, profitable results and the untapped portion of our revolving credit facility, we remain amply funded to support both organic and inorganic growth initiatives.”

The following table summarizes the Company’s financial results for the three and six months ended February 28, 2018 and 2017.

	For the Three Months Ended February 28,		For the Six Months Ended February 28,
All figures in thousands, except per share figures	2018	2017	2018	2017
Revenue	$65,875	$57,308	$127,792	$118,665
Costs and Expenses
Cost of products and services sold	41,991	32,858	78,886	68,147
Selling, general and administrative expenses	12,138	11,518	24,197	23,270
Acquisition-related costs	393	—	393	584
Exit costs related to idle facility	—	23	—	50
Operating income	11,353	12,909	24,316	26,614
Interest expense	(440)	(307)	(485)	(553)
Gain on sale of real estate	—	68	—	860
Gain on sale of license	1,085	—	1,085	—
Other income (expense)	(258)	(27)	(577)	372
Income before income taxes	11,740	12,643	24,339	27,293
Income taxes	1,618	4,260	5,902	8,547
Net income	$10,122	$8,383	$18,437	$18,746
Net income per diluted share	$1.07	$0.89	$1.95	$1.99
Weighted average diluted shares outstanding	9,329	9,360	9,357	9,336
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$10,122	$8,383	$18,437	$18,746
Interest expense	440	307	485	553
Income taxes	1,618	4,260	5,902	8,547
Depreciation expense	1,364	1,305	2,618	2,640
Amortization expense	2,919	2,330	5,233	4,506
EBITDA	$16,463	$16,585	$32,675	$34,992
Cost of sale of inventory step-up	1,530	—	1,530	190
Acquisition-related costs	393	—	393	584
Gain on sale of license	(1,085)	—	(1,085)	—
Exit costs related to idle facility	—	23	—	50
Gain on sale of real estate	—	(68)	—	(860)
Adjusted EBITDA	$17,301	$16,540	$33,513	$34,956
Reconciliation of net income to adjusted net income
Net income	$10,122	$8,383	$18,437	$18,746
Transitional impact of the Tax Cuts and Jobs Act, net	548	—	548	—
Excess tax benefit related to ASU No. 2016-09	(977)	(74)	(977)	(868)
Cost of sale of inventory step-up	1,530	—	1,530	190
Acquisition-related costs	393	—	393	584
Gain on sale of license	(1,085)	—	(1,085)	—
Exit costs related to idle facility	—	23	—	50
Gain on sale of real estate	—	(68)	—	(860)
Income taxes ***	(215)	16	(215)	13
Adjusted net income	$10,316	$8,280	$18,631	$17,855
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.10	$0.87	$1.97	$1.89

***For the three and six months ended February 28, 2018, represents the aggregate tax-effect assuming a 25.7% tax rate for the items impacting pre-tax income, which is our estimated U.S. statutory Federal tax rate for fiscal year 2018 following the enactment of the Tax Cuts and Jobs Act in December 2017. For the three and six months ended February 28, 2017, represents the aggregate tax-effect assuming a 35% tax rate for the items impacting pre-tax income, our then effective U.S. statutory Federal tax rate.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:(781) 332-0700

E-mail:investorrelations@chasecorp.com

Website:www.chasecorp.com

Chase Corporation, a  global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world.

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS,  EBITDA and Adjusted EBITDA are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.